Exhibit 99.1
News Release

Boeing Corporate Offices 100 North Riverside Plaza Chicago, IL 60606-1596 www.boeing.com

Boeing to Recognize Charge for the KC-46 Tanker Program in Second Quarter

•	Company maintains commitment to U.S. Air Force delivery schedule

•	EPS guidance for 2015 to be updated on July 22

•	2015 cash and revenue guidance will remain unchanged

CHICAGO, July 17, 2015 -The Boeing Company [NYSE: BA] announced today it will recognize a charge on the KC-46 aerial refueling tanker program when it announces second-quarter 2015 results on July 22.
The after-tax charge of $536 million ($0.77 per share) reflects higher estimated engineering and manufacturing costs to complete development, certification and initial production of the tanker aircraft, while holding to the program schedule for initial production deliveries in 2017. The KC-46 tanker is being designed, developed and tested under a fixed-price Engineering, Manufacturing and Development (EMD) contract.
“While we are disappointed with this charge, we are investing the necessary resources to keep this vitally important program on schedule for our customer, and meet our commitments for delivering the initial 18 tankers to the U.S. Air Force by August 2017 and building 179 tankers by 2027,” said Boeing President and Chief Executive Officer Dennis Muilenburg. “We have a clear understanding of the work to be done, and believe strongly that the long-term financial value of the KC-46 program will reward our additional investment.”
Increased company investment in the program primarily is being driven by required rework on the airplane’s integrated fuel system that was identified as Boeing prepared for and conducted test and verification of that system during the second quarter. The added investment will support the engineering redesign, manufacturing retrofit and qualification and certification of the fuel system changes, and the conclusion of ground and flight testing on the program.
The KC-46 fuel system is a complex, integrated system that provides fuel to the aircraft’s engines and the capabilities to refuel other aircraft in flight. It is the final major system to be qualified in the KC-46 development program. Non-fuel system-related qualification testing is now more than 90 percent complete, and the overall ground and flight test program continues to progress, with initial airworthiness flight tests successfully completed in the second quarter.
Boeing continues to forecast an $80 billion global market for refueling tankers and anticipates that KC-46 program profitability will be achieved during the production phase.
On a pre-tax basis at the segment level, Boeing Commercial Airplanes will report a charge of $513 million and the Boeing Military Aircraft segment of Boeing Defense, Space & Security will report a charge of $322 million.
The company will update guidance on Wednesday, July 22 and expects an adjustment to 2015 EPS guidance that will reflect the impact of the Tanker charge. However, the company expects that revenue and cash flow guidance for the year will remain unchanged.

Caution Concerning Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “should,” “expects,” “intends,” “projects,” “plans,” “believes,” “estimates,” “targets,” “anticipates,” and similar expressions are used to identify these forward-looking statements. Examples of forward-looking statements include statements relating to our future financial condition and operating results, as well as any other statement that does not directly relate to any historical or current fact. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties, and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are risks related to: (1) general conditions in the economy and our industry, including those due to regulatory changes; (2) our reliance on our commercial airline customers; (3) the overall health of our aircraft production system, planned production rate increases across multiple commercial airline programs, our commercial development and derivative aircraft programs, and our aircraft being subject to stringent performance and reliability standards; (4) changing budget and appropriation levels and acquisition priorities of the U.S. government; (5) our dependence on U.S. government contracts; (6) our reliance on fixed-price contracts; (7) our reliance on cost-type contracts; (8) uncertainties concerning contracts that include in-orbit incentive payments; (9) our dependence on our subcontractors and suppliers, as well as the availability of raw materials, (10) changes in accounting estimates; (11) changes in the competitive landscape in our markets; (12) our non-U.S. operations, including sales to non-U.S. customers; (13) potential adverse developments in new or pending litigation and/or government investigations; (14) customer and aircraft concentration in Boeing Capital’s customer financing portfolio; (15) changes in our ability to obtain debt on commercially reasonable terms and at competitive rates in order to fund our operations and contractual commitments; (16) realizing the anticipated benefits of mergers, acquisitions, joint ventures/strategic alliances or divestitures; (17) the adequacy of our insurance coverage to cover significant risk exposures; (18) potential business disruptions, including those related to physical security threats, information technology or cyber attacks, epidemics, sanctions or natural disasters; (19) work stoppages or other labor disruptions; (20) significant changes in discount rates and actual investment return on pension assets; (21) potential environmental liabilities; and (22) threats to the security of our or our customers’ information.

Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Any forward-looking statement speaks only as of the date on which it is made, and we assume no obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by law.

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Contact:
Investor Relations:    Troy Lahr or Rob Martin (312) 544-2140
Communications:    Bernard Choi (312) 544-2002